Exhibit 99.(i).2

CONSENT OF SULLIVAN & WORCESTER LLP

We hereby consent to the use of our name and any reference to our firm in the Statement of Additional Information of Virtus Alternative Solutions Trust (the “Trust”), included as part of Post-Effective Amendment No. 4 and incorporated by reference in Post-Effective Amendment No. 7 to the Trust’s Registration Statement on Form N-1A (File No. 333-191940). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP

Washington, DC
November 19, 2014